Exhibit 99.1

For Immediate Release
Contact: Cindy McCann
VP of Investor Relations
512.542.0204

Whole Foods Market Reports Second Quarter Results
8.7% Comparable Store Sales Growth Helps Drive 5.7% Operating Margin
and $0.39 in Earnings per Diluted Share; Company Raises Outlook for Fiscal Year 2010

May 12, 2010.  Whole Foods Market, Inc. (NASDAQ: WFMI) today reported results for the 12-week second quarter ended April 11, 2010.  Sales increased 13% to $2.1 billion.  Comparable store sales increased 8.7%, or 3.9% on a two-year stacked basis.  Identical store sales, excluding four relocations, increased 7.7%, or 1.9% on a two-year stacked basis.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased 40% to $182.3 million.  Income available to common shareholders increased 147% to $67.5 million, and diluted earnings per share increased 102% to $0.39 per diluted share.  Results included a $3.2 million, or $0.01 per diluted share, gain on the sale of a non-operating property in the current year, and asset impairment charges of $13.1 million, or $0.05 per diluted share, in the prior year.

“Our second quarter results are the best we have reported in several years, with extremely strong growth in comparable store sales, earnings and cash flow,” said John Mackey, chief executive officer and co-founder of Whole Foods Market.  “We have successfully emerged from this recession with a healthier balance sheet and better capital disciplines.  Our new stores are performing very well, and we look forward to rebuilding our store development pipeline and re-accelerating our square footage growth in the future.”

The Company’s comparable and identical store sales results for the last five quarters, first four weeks of the third quarter, and year to date through May 9, 2010 are shown in the following table.

						QTD	YTD
	2Q09	3Q09	4Q09	1Q10	2Q10	3Q10	2010

Sales growth	-0.5%	2.0%	2.3%	7.0%	13.4%	14.8%	10.4%

Comparable store sales growth	-4.8%	-2.5%	-0.9%	3.5%	8.7%	9.5%	6.2%
Excluding foreign currency	-4.1%	-2.0%	-0.7%	3.2%	8.2%	9.1%	5.8%
Two-year comps (sum of two years)	1.9%	0.1%	-0.6%	-0.5%	3.9%	5.6%	1.9%
Excluding foreign currency	2.5%	0.5%	-0.2%	-0.2%	4.1%	5.8%	2.2%

Identical store sales growth	-5.8%	-3.8%	-2.3%	2.5%	7.7%	8.6%	5.2%
Excluding foreign currency	-5.1%	-3.3%	-2.0%	2.2%	7.3%	8.3%	4.9%
Two-year idents (sum of two years)	-0.7%	-1.9%	-2.8%	-2.4%	1.9%	3.6%	0.0%
Sequential basis point change	(293)	(115)	(90)	34	432
Excluding foreign currency	-0.1%	-1.5%	-2.4%	-2.0%	2.2%	3.9%	0.3%

During the quarter, the Company produced $181.5 million in cash flow from operations and invested $64.5 million in capital expenditures, of which $51.7 million related to new stores.  This resulted in free cash flow of $117.0 million.  Total cash and cash equivalents, restricted cash, and investments were $725.8 million, and total debt was $729.0 million.  Subsequent to the close of the second quarter, the Company repaid the $210 million unswapped portion of its $700 million term loan maturing in August 2012, leaving $490 million outstanding.  In addition, the Company has $337.7 million available on its credit line, net of $12.3 million in outstanding letters of credit.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

For the 28-week period ended April 11, 2010, sales increased 10% to $4.7 billion.  Comparable store sales increased 5.7%, or 1.4% on a two-year stacked basis, and identical store sales (excluding five relocations and two major expansions) increased 4.7%, or -0.6% on a two-year stacked basis.  EBITDA increased 32% to $368.3 million, income available to common shareholders increased 113% to $117.1 million, and diluted earnings per share increased 83% to $0.72.  Year-to-date results included a gain of $3.2 million from the sale of a non-operating property, asset impairment charges of $1.9 million versus $15.4 million in the prior year, and FTC-related legal costs of $1.5 million versus $13.9 million in the prior year.

Year to date, the Company has produced $343.0 million in cash flow from operations and invested $147.0 million in capital expenditures, resulting in free cash flow of $196.0 million.

Selected line items for the Company’s last five fiscal quarters are shown in the following table.

	2Q09	3Q09	4Q09	1Q10	2Q10

Gross profit	34.7%	35.2%	34.2%	34.3%	35.3%
Gross profit excluding LIFO	34.7%	34.8%	34.0%	34.3%	35.1%
YOY basis point change	(30)	33	46	84	37

Direct store expenses	26.2%[1,2]	26.6%	26.9%	26.6%	26.2%

Store contribution	8.5%[1,2]	8.5%	7.3%	7.7%	9.1%
Store contribution excluding LIFO	8.5%[1,2]	8.2%	7.2%	7.7%	8.9%

G&A expenses excluding FTC legal costs	2.9%	2.8%	2.8%	2.8%	2.9%

1 Unusually low number of workers’ compensation claims and average cost per claim in the quarter
2 Excludes asset impairment charges

For the quarter, the LIFO credit was $3.0 million versus no charge or credit in the prior year, a positive impact of 14 basis points. Excluding LIFO, gross profit increased 37 basis points to 35.1% of sales due to an improvement in both cost of goods sold and occupancy costs as a percentage of sales.  Excluding asset impairment charges, direct store expenses improved four basis points to 26.2% of sales, with leverage in depreciation and wages more than offsetting increases in workers’ compensation and payroll taxes as a percentage of sales.  As a result, store contribution, excluding LIFO and asset impairment charges, improved 41 basis points to 8.9% of sales.

For stores in the identical store base, excluding LIFO and asset impairment charges, gross profit improved 56 basis points to 35.3% of sales, direct store expenses improved 14 basis points to 26.0% of sales, and store contribution improved 70 basis points to 9.3% of sales.

G&A expenses, excluding FTC-related legal costs, were flat at 2.9% of sales.  FTC-related legal costs totaled $0.8 million in the quarter versus $2.8 million in the prior year.

Pre-opening expenses were $11.6 million versus $13.8 million in the prior year.

The relocation, store closure and lease termination credit was $2.7 million, reflecting relocation and store closure costs of $2.2 million which were offset by a gain of $3.2 million from the sale of a non-operating property and a $1.7 million credit to the store closure reserve.  The $1.7 million credit to the store closure reserve resulted from $1.2 million in store closure reserve adjustments which were offset by a $2.9 million reduction in store closure reserve liabilities related to one store to be sold under the FTC settlement and one early lease termination.  The Company continues to make ongoing store closure reserve adjustments primarily related to changes in certain sub-tenant income estimates driven by the outlook for the commercial real estate market.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

Additional information on the quarter for comparable stores and all stores is provided in the following table.

		NOPAT	# of	Average	Total
Comparable Stores	Comps	ROIC[1]	Stores	Size	Square Feet

Over 11 years old (15.8 years old, s.f. weighted)	6.1%	84%	103	26,900	2,772,300
Between eight and 11 years old	5.6%	58%	54	33,400	1,804,000
Between five and eight years old	6.2%	54%	48	37,600	1,806,800
Between two and five years old	11.4%	13%	51	53,600	2,735,100
Less than two years old (including four relocations)	27.5%	6%	23	52,800	1,215,500

All comparable stores (8.1 years old, s.f. weighted)	8.7%	34%	279	37,000	10,333,800
All stores (7.7 years old, s.f. weighted)		31%	292	37,300	10,894,000

1Reflects store-level capital and net operating profit after taxes (“NOPAT”), including pre-opening expense

Growth and Development
The Company opened three stores in the second quarter and has opened three stores so far in the third quarter.  The Company currently has 295 stores totaling approximately 11.0 million square feet.  Three additional stores are expected to open in the third quarter.  In addition, the Company has signed an asset purchase agreement for two stores in Chattanooga, TN and Asheville, NC, which is expected to close later this month.

Since the Company’s first quarter earnings release, the Company has reduced the size of three stores in development by an average of 14,500 square feet each.  The Company also recently signed two new leases averaging 40,900 square feet in Wellesley, MA and Oklahoma City, OK – both currently scheduled to open in fiscal year 2011 and beyond.

The following table provides additional information about the Company’s store openings in fiscal years 2009 and 2010, leases currently tendered but unopened, and total development pipeline for stores scheduled to open through fiscal year 2013.  For accounting purposes, a store is considered tendered on the date the Company takes possession of the space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion. The average tender period, or length of time between tender date and opening date, will vary depending on several factors, one of which is the number of acquired leases, ground leases and owned properties in development, all of which generally have longer tender periods than standard operating leases.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

	Stores	Stores	Current	Current
	Opened	Opened	Leases	Leases
New Store Information	FY09	FY10	Tendered	Signed[1]

Number of stores (including relocations)	15	12	13	47
Number of relocations	6	0	1	10
Number of lease acquisitions, ground leases and owned properties	4	0	4	4
New markets	1	4	1	5
Average store size (gross square feet)	53,500	42,300	40,200	42,900
Total square footage	801,800	507,500	522,600	2,064,700
Average tender period in months	12.6	9.1
Average pre-opening expense per store (incl. rent)	$3.0 mil	$2.5 mil
Average pre-opening rent per store	$1.3 mil	$0.8 mil

1 Includes leases tendered

FTC Update
On March 6, 2009, Whole Foods Market reached a settlement agreement with the FTC resolving the antitrust challenge to its merger with Wild Oats Markets, Inc.  The agreement called for 19 non-operating stores, 12 acquired Wild Oats stores, one Whole Foods Market store, and the intellectual property (“IP”) currently in operation to be offered for sale. The FTC appointed a divestiture trustee that marketed the stores for six months ending September 8, 2009.  For the eight stores and IP that had received good-faith offers prior to the September deadline, the FTC then extended the divestiture period another six months through March 8, 2010.  At the conclusion of the divestiture period, the divestiture trustee has submitted buyers awaiting FTC approval for a total of three of the original 32 stores and the IP.  The other 29 stores remain the property of Whole Foods Market without further obligation to the FTC.

“Customers clearly have welcomed the changes we have made in the former Wild Oats stores over the past two and a half years,” said Mr. Mackey.  “Comparable store sales growth is in the double digits, and sales per square foot have increased 20% over the last two years to $639.  These strong sales and our improved in-store execution have driven healthy increases in store profitability which has more than tripled to 7.4% of sales.”

Selected line items for the 52 continuing Wild Oats stores are shown in the following table to illustrate the improvement in results produced over the last two years.

	2Q08[1]	2Q10

Comparable store sales growth	7.2%	16.6%
Sales per square foot	$531	$639
Store contribution	2.4%	7.4%

1 Reflects 51 continuing stores, as one store was closed during the quarter for a major renovation.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

Updated Assumptions for Fiscal Year 2010
The Company is raising its sales and earnings outlook for fiscal year 2010 as follows:

	Prior Range	New Range

Sales growth	8.5% – 10.5%	11.0% – 12.0%

Comparable store sales growth	3.5% – 5.5%	6.0% – 7.0%
Two-year comps	0.4% – 2.4%	2.9% – 3.9%
Identical store sales growth	2.9% – 4.9%	5.5% – 6.5%
Two-year idents	-1.4% – 0.6%	1.2% – 2.2%

G&A excluding FTC-related legal costs	2.9%	2.9%
Pre-opening & relocation costs	$65 – $70 million	$58 – $60 million
Operating margin	4.3% – 4.5%	4.6% – 4.7%
EBITDA	$655 – $685 million	$685 – $700 million

EPS	$1.20 – $1.25	$1.33 – $1.37
Capital expenditures	$350 – $400 million	$300 – $350 million

The low end of the Company’s sales guidance assumes identical store sales growth on a two-year basis remains in line with the 3.6% two-year idents the Company produced in the first four weeks of the third quarter.  The high end assumes some level of momentum in two-year identical store sales growth continues throughout the remainder of the fiscal year but moderates in the fourth quarter as the Company cycles over more difficult year-ago comparisons.  These ranges imply identical store sales growth for the second half of the year of approximately 6.5% to 8.5%.  The Company has no relocations or significant expansions this fiscal year, so after the relocated Lincoln Park store cycles over its opening in May, comparable and identical store sales growth will be the same.  The Company still expects to open 16 new stores this year, 12 of which have already opened, translating to a 6% increase in ending square footage.

The Company now expects operating margin of 4.6% to 4.7% for fiscal year 2010.  For the third and fourth quarters, the Company does not expect to generate the same high level of year-over-year basis point improvement in gross profit as a percentage of sales, excluding LIFO, that it produced in the first half of the year, as the Company has cycled over the shift in its pricing strategy that occurred in the first half of last year.  In addition, the Company is committed to maintaining its relative price positioning which might require a higher level of price investments going forward if favorable buying opportunities are not available to the same extent they have been in the past.

Based on year-to-date results and updated estimates for the year, including the possibility of further store closure reserve adjustments, the Company now expects total pre-opening and relocation costs in the range of $58 million to $60 million, with costs in the third and fourth quarters approximately even.

The Company is raising its estimates for EBITDA to $685 million to $700 million and diluted earnings per share to $1.33 to $1.37.  After earning $0.72 per diluted share in the first half of the year, this implies $0.61 to $0.65 per diluted share for the second half of the year.  The Company notes the fourth quarter is seasonally its weakest quarter of the fiscal year.

The Company is committed to producing positive free cash flow on an annual basis, including sufficient cash flow to fund the 47 stores in its current development pipeline.  The following table provides information about the Company’s estimated store openings through 2013 based on this pipeline.  These openings reflect estimated tender dates, which are subject to change, and do not incorporate any potential new leases, terminations or square footage reductions.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

	Total		Average Square	Ending Square	Ending Square
	Openings	Relocations	Feet per Store	Footage[1]	Footage Growth

FY10 remaining stores in development	4	0	42,400	11,209,100	6.1%
FY11 stores in development	17	5	38,700	11,796,000	5.2%
FY12 stores in development	15	1	44,300	12,382,700	5.0%
FY13 stores in development	11	4	47,700	12,747,300	2.9%
Total	47	10	42,900

1 Reflects year-to-date openings/closures in fiscal year 2010 and three expansions in development in fiscal year 2011

About Whole Foods Market
Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the leading natural and organic foods supermarket, and America’s first national certified organic grocer.  In fiscal year 2009, the Company had sales of approximately $8.0 billion and currently has 295 stores in the United States, Canada, and the United Kingdom.  Whole Foods Market employs approximately 55,000 Team Members and has been ranked for 13 consecutive years as one of the “100 Best Companies to Work For” in America by Fortune magazine.

Forward-looking statements
The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include general business conditions, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition, changes in the Company’s access to available capital, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market’s report on Form 10-K for the fiscal year ended September 27, 2009.  Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is 1-800-862-9098, and the conference ID is “Whole Foods.”  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Twelve weeks ended		Twenty-eight weeks ended
	April 11, 2010	April 12, 2009	April 11, 2010	April 12, 2009
Sales	$2,106,061	$1,857,550	$4,745,219	$4,324,053
Cost of goods sold and occupancy costs	1,363,632	1,212,233	3,096,574	2,856,018
Gross profit	742,429	645,317	1,648,645	1,468,035
Direct store expenses	551,705	500,392	1,254,511	1,154,366
Store contribution	190,724	144,925	394,134	313,669
General and administrative expenses	62,540	56,832	138,476	139,432
Operating income before pre-opening and store closure	128,184	88,093	255,658	174,237
Pre-opening expenses	11,636	13,789	24,445	27,853
Relocation, store closure and lease termination costs	(2,688)	4,651	9,724	9,728
Operating income	119,236	69,653	221,489	136,656
Interest expense	(7,783)	(7,696)	(18,336)	(21,276)
Investment and other income (loss)	1,910	(639)	3,693	1,202
Income before income taxes	113,363	61,318	206,846	116,582
Provision for income taxes	45,912	26,060	84,240	48,995
Net income	67,451	35,258	122,606	67,587
Preferred stock dividends	-	7,934	5,478	12,467
Income available to common shareholders	$67,451	$27,324	$117,128	$55,120

Basic earnings per share	$0.39	$0.19	$0.73	$0.39
Weighted average shares outstanding	170,893	140,404	161,476	140,362

Diluted earnings per share	$0.39	$0.19	$0.72	$0.39
Weighted average shares outstanding, diluted basis	171,826	140,404	170,953	140,362

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows (in thousands, except per share amounts):

	Twelve weeks ended		Twenty-eight weeks ended
	April 11, 2010	April 12, 2009	April 11, 2010	April 12, 2009
Income available to common shareholders	$67,451	$27,324	$117,128	$55,120
(numerator for basic earnings per share)
Effect of redeemable preferred stock	-	-	5,478	-
Adjusted net income (numerator for diluted earnings per share)	$67,451	$27,324	$122,606	$55,120
Weighted average common shares outstanding
(denominator for basic earnings per share)	170,893	140,404	161,476	140,362
Potential common shares outstanding:
Assumed conversion of redeemable preferred stock	-	-	8,823	-
Incremental shares from assumed exercise of stock options	933	-	654	-
Weighted average common shares outstanding and
potential additional common shares outstanding
(denominator for diluted earnings per share)	171,826	140,404	170,953	140,362

Basic earnings per share	$0.39	$0.19	$0.73	$0.39
Diluted earnings per share	$0.39	$0.19	$0.72	$0.39

Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
April 11, 2010 and September 27, 2009
(In thousands)

Assets	2010	2009
Current assets:
Cash and cash equivalents	$215,209	$430,130
Short-term investments - available-for-sale securities	376,242	-
Restricted cash	87,207	71,023
Accounts receivable	122,531	104,731
Merchandise inventories	316,540	310,602
Prepaid expenses and other current assets	42,631	51,137
Deferred income taxes	98,944	87,757
Total current assets	1,259,304	1,055,380
Property and equipment, net of accumulated depreciation and amortization	1,895,465	1,897,853
Long-term investments - available-for-sale securities	47,112	-
Goodwill	655,689	658,254
Intangible assets, net of accumulated amortization	70,327	73,035
Deferred income taxes	84,130	91,000
Other assets	10,183	7,866
Total assets	$4,022,210	$3,783,388

Liabilities And Shareholders' Equity
Current liabilities:
Current installments of long-term debt and capital lease obligations	$400	$389
Accounts payable	207,441	189,597
Accrued payroll, bonus and other benefits due team members	223,138	207,983
Dividends payable	-	8,217
Other current liabilities	300,356	277,838
Total current liabilities	731,335	684,024
Long-term debt and capital lease obligations, less current installments	728,566	738,848
Deferred lease liabilities	273,168	250,326
Other long-term liabilities	72,132	69,262
Total liabilities	1,805,201	1,742,460

Series A redeemable preferred stock, $0.01 par value, 425 shares authorized,
zero and 425 shares issued and outstanding in 2010 and 2009, respectively	-	413,052

Shareholders' equity:
Common stock, no par value, 300,000 shares authorized,
171,449 and 140,542 shares issued and outstanding
in 2010 and 2009, respectively	1,746,847	1,283,028
Accumulated other comprehensive loss	(5,181)	(13,367)
Retained earnings	475,343	358,215
Total shareholders' equity	2,217,009	1,627,876
Commitments and contingencies
Total liabilities and shareholders' equity	$4,022,210	$3,783,388

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
April 11, 2010 and April 12, 2009
(In thousands)

	Twenty-eight weeks ended
	April 11, 2010	April 12, 2009
Cash flows from operating activities
Net income	$122,606	$67,587
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	146,795	141,815
Loss (gain) on disposition of fixed assets	(2,172)	1,378
Impairment of long-lived assets	1,875	15,383
Share-based payment expense	9,173	6,142
LIFO expense (benefit)	(2,805)	3,600
Deferred income tax expense (benefit)	(7,773)	1,892
Excess tax benefit related to exercise of team member stock options	(1,844)	-
Deferred lease liabilities	19,954	29,406
Other	(3,895)	8,413
Net change in current assets and liabilities:
Accounts receivable	(17,581)	(5,570)
Merchandise inventories	(2,734)	297
Prepaid expenses and other current assets	10,370	29,964
Accounts payable	17,565	3,827
Accrued payroll, bonus and other benefits due team members	14,980	3,883
Other current liabilities	33,342	8,548
Net change in other long-term liabilities	5,127	(1,469)
Net cash provided by operating activities	342,983	315,096
Cash flows from investing activities
Development costs of new locations	(110,966)	(142,462)
Other property and equipment expenditures	(36,055)	(42,757)
Purchase of available-for-sale securities	(615,492)	-
Sale of available-for-sale securities	192,685	-
Increase in restricted cash	(16,184)	(3)
Other investing activities	(1,048)	(669)
Net cash used in investing activities	(587,060)	(185,891)
Cash flows from financing activities
Preferred stock dividends paid	(8,500)	(11,333)
Issuance of common stock	34,321	1,952
Excess tax benefit related to exercise of team member stock options	1,844	-
Proceeds from issuance of redeemable preferred stock, net	-	413,052
Proceeds from long-term borrowings	-	123,000
Payments on long-term debt and capital lease obligations	(110)	(320,866)
Net cash provided by financing activities	27,555	205,805
Effect of exchange rate changes on cash and cash equivalents	1,601	(3,380)
Net change in cash and cash equivalents	(214,921)	331,630
Cash and cash equivalents at beginning of period	430,130	30,534
Cash and cash equivalents at end of period	$215,209	$362,164

Supplemental disclosure of cash flow information:
Interest paid	$28,653	$32,214
Federal and state income taxes paid	$78,616	$16,413
Non-cash transaction:
Conversion of redeemable preferred stock into common stock	$418,247	$-

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA and Free Cash Flow in the press release as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as a component of incentive compensation. The Company defines Adjusted EBITDA as EBITDA plus non-cash asset impairment charges. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures.

The following is a tabular presentation of the non-GAAP financial measures, EBITDA and Adjusted EBITDA including a reconciliation to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended		Twenty-eight weeks ended
EBITDA and Adjusted EBITDA	April 11, 2010	April 12, 2009	April 11, 2010	April 12, 2009
Net income	$67,451	$35,258	$122,606	$67,587
Provision for income taxes	45,912	26,060	84,240	48,995
Interest expense, net	5,873	8,335	14,643	20,074
Operating income	119,236	69,653	221,489	136,656
Depreciation and amortization	63,094	61,023	146,795	141,815
Earnings before interest, taxes, depreciation & amortization (EBITDA)	182,330	130,676	368,284	278,471
Impairment of assets	145	13,091	1,875	15,383
Adjusted EBITDA	$182,475	$143,767	$370,159	$293,854

The following is a tabular reconciliation of the Free Cash Flow non-GAAP financial measure.

	Twelve weeks ended		Twenty-eight weeks ended
Free Cash Flow	April 11, 2010	April 12, 2009	April 11, 2010	April 12, 2009
Net cash provided by operating activities	$181,506	$172,998	$342,983	$315,096
Development costs of new locations	(51,693)	(60,376)	(110,966)	(142,462)
Other property and equipment expenditures	(12,798)	(14,548)	(36,055)	(42,757)
Free cash flow	$117,015	$98,074	$195,962	$129,877